EXHIBIT 99.1

                                                                                                     NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES FIRST QUARTER
RESULTS OF $0.32 PER DILUTED SHARE,
AFTER SPECIAL CHARGES OF $0.09 PER SHARE

HORSHAM, PA, May 1, 2006 – NCO Group, Inc. (“NCO” or the “Company”) (NASDAQ: NCOG), a leading provider of business process outsourcing services, announced today that during the first quarter of 2006, it reported net income of $10.5 million, or $0.32 per diluted share; $0.41 per diluted share before special charges of $3.4 million, net of taxes, or $0.09 per diluted share. This compares to net income of $15.3 million, or $0.45 per diluted share, in the first quarter of 2005. Guidance for the first quarter was $0.17 to $0.22 per diluted share, including special charges of $0.18 per diluted share, or $0.35 to $0.40 per diluted share before special charges.

The special charges are associated with the previously announced restructuring of the Company’s legacy operations to streamline the Company’s cost structure, and the integration of recent acquisitions. The restructuring charges are included as a separate line item under operating costs and expenses, and the integration charges are included in payroll and related expenses and selling, general and administrative expenses. The Company continues to evaluate the timing of the activities associated with the special charges in order to maximize the benefits to the Company. While special charges during the first quarter were lower than expected, the Company still anticipates a total of approximately $6.1 million, after taxes, or $0.18 per share of special charges for 2006.

NCO is organized into four divisions that include Accounts Receivable Management North America (“ARM North America”), Customer Relationship Management (“CRM”), Portfolio Management, and Accounts Receivable Management International (“ARM International”).

Overall revenue in the first quarter of 2006 was $311.7 million, an increase of 19.7%, or $51.4 million, from revenue of $260.3 million in the first quarter of 2005. Included in ARM North America’s revenue for the first quarter of 2006, was $32.3 million of inter-company revenue from Portfolio Management, as compared to $16.5 million of inter-company revenue from Portfolio Management for the first quarter of 2005. All inter-company revenue is eliminated in consolidation.

For the first quarter of 2006, ARM North America’s revenue was $229.1 million as compared to $198.4 million in the first quarter of 2005. The increase was primarily attributable to the acquisition of Risk Management Alternatives, Inc. (“RMA”), which was completed on September 12, 2005, and an increase in inter-company revenue from Portfolio Management. During the quarter, this division recorded approximately $2.6 million of restructuring charges and costs associated with integration of the Company’s recent acquisitions, net of taxes.

For the first quarter of 2006, CRM’s revenue was $59.3 million as compared to $47.6 million in the first quarter of 2005. This $11.7 million increase was primarily attributable to new clients ramping up business during the second half of 2005 and the first quarter of 2006. While these new contracts will allow this division to expand its revenue base in 2006, the deployment of large numbers of seats on an expedited schedule adversely impacts near-term profitability because the operating expenses are incurred in advance of the revenue growth. Partially offsetting the revenue from new clients was the previously discussed reduction in revenue from a major client where NCO ceased providing certain services when the client exited the consumer long-distance business due to changes in telecommunications laws. During the first quarter, the planned ramp-up of new business in this division was partially delayed as a result of changes in client requirements and the decision by the employees in one of our call centers to be represented by a union. During the quarter, this division recorded approximately $169,000 of restructuring charges, net of taxes.

For the first quarter of 2006, Portfolio Management’s revenue was approximately $50.1 million compared to $27.8 million in the first quarter of 2005. The increase includes additional revenue from portfolio assets acquired as part of two business combinations during the third quarter of 2005. Additionally the quarter’s results reflect strong collection performance during the quarter, as well as $4.9 million of revenue from the sale of portions of several older portfolios with little or no remaining carrying value.

For the first quarter of 2006, ARM International had revenue of approximately $5.5 million compared to $3.1 million in the first quarter of 2005. The increase in revenue was primarily attributable to the acquisition of the international operations of RMA. During the quarter this division recorded approximately $615,000 of restructuring and integration charges, net of taxes.

Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive Officer, stated, “I am extremely pleased with the progress we have made during the first quarter towards achieving our operating objectives. During the first quarter, ARM North America and Portfolio Management exceeded their expectations both in revenue and profitability. Our ARM International division met its expectations and our CRM division made meaningful progress with 25 percent year over year and 10 percent sequential revenue growth. While our CRM division navigated through several profitability challenges during the quarter, they have revised their forecast and we believe they will begin to operate at a profitable level in the second half of the year. As we move through 2006, we will continue to focus on careful execution of our business plan so that we can meet our overall goal of providing our investors with consistent growth in both revenue and earnings.”

NCO also announced that it continues to expect earnings per share to be approximately $1.52 to $1.72 per diluted share for 2006. This range includes approximately $6.1 million, after taxes, or approximately $0.18 per diluted share, of restructuring and integration costs. For the second quarter of 2006, NCO currently expects diluted earnings per share to be approximately $0.26 to $0.31. This range includes the effects of the approximately $1.5 million, after taxes, or approximately $0.04 per diluted share, of restructuring and integration costs.

NCO will host an investor conference call on Tuesday, May 2, 2006, at 10:00 a.m., ET, to address the items discussed in the press release in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing 888-209-7450 (domestic callers) or 706-643-7734 (international callers) and providing the pass code 8021970. A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing 800-642-1687 (domestic callers) or 706-645-9291 (international callers) and providing the pass code 8021970.

A simultaneous audio webcast of the conference call may be accessed at http://audioevent.mshow.com/297152/, or through the Company’s website www.ncogroup.com/investors under “Financial Highlights.” An archive of the conference call will be available through these links approximately 24 hours after the conclusion of the call, for a period of one year.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through 100 offices in the United States, Canada, the United Kingdom, India, the Philippines, the Caribbean and Panama.

For further information contact:

NCO Investor Relations
(215) 441-3000
www.ncogroup.com

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Certain statements in this press release, including, without limitation, statements as to fluctuations in quarterly operating results, statements concerning projections, statements concerning strategic initiatives, statements as to the economy and its effects on NCO’s business, statements as to trends, statements as to NCO’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions or that the restructuring charges will be greater than anticipated, risks related to union organizing efforts at the Company's facilities, risks related to the ERP implementation, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and acquisitions, including the acquisition of Risk Management Alternatives, Inc., risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

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NCO GROUP, INC.
Unaudited Selected Financial Data
(in thousands, except for per share amounts)

Condensed Statements of Income:
	For the Three Months Ended March 31,

	2006	2005

Revenues	$311,747	$260,349

Operating costs and expenses:
Payroll and related expenses	161,390	127,731
Selling, general and admin. expenses	108,729	93,037
Restructuring charge	4,387	—
Depreciation and amortization expense	13,195	10,758

	287,701	231,526

Income from operations	24,046	28,823

Other income (expense):
Interest and investment income	863	734
Interest expense	(7,011)	(5,175)
Other income	—	93

	(6,148)	(4,348)

Income before income taxes	17,898	24,475

Income tax expense	6,642	9,204

Income before minority interest	11,256	15,271

Minority interest	(716)	(8)

Net income	$10,540	$15,263

Net income per share:
Basic	$0.33	$0.48

Diluted	$0.32	$0.45

Weighted average shares outstanding:
Basic	32,240	32,080
Diluted	36,259	36,173

Selected Balance Sheet Information:
	As of March 31,	As of December 31,

	2006	2005

Cash and cash equivalents	$20,262	$23,716
Current assets	323,617	323,286
Total assets	1,319,062	1,327,962

Current liabilities	157,153	151,699
Long-term debt, net of current portion	280,720	321,834
Shareholders' equity	756,370	743,114

NCO GROUP, INC. Unaudited Selected Segment Financial Data (in thousands)
	For the Three Months Ended March 31, 2006

	ARM North America	CRM	Portfolio Management	ARM International	Intercompany Eliminations (1)	Consolidated

Revenues	$229,105	$59,326	$50,139	$5,536	$(32,359)	$311,747

Operating costs and expenses:
Payroll and related expenses	107,337	48,470	2,158	3,425	—	161,390
Selling, general and admin. expenses	94,588	11,451	33,279	1,770	(32,359)	108,729
Restructuring charge	3,435	269	—	683	—	4,387
Depreciation and amortization expense	7,858	4,710	430	197	—	13,195

	213,218	64,900	35,867	6,075	(32,359)	287,701

Income (loss) from operations	$15,887	$(5,574)	$14,272	$(539)	$—	$24,046

	For the Three Months Ended March 31, 2005

	ARM North America	CRM	Portfolio Management	ARM International	Intercompany Eliminations (1)	Consolidated

Revenues	$198,457	$47,616	$27,802	$3,062	$(16,588)	$260,349

Operating costs and expenses:
Payroll and related expenses	90,144	34,341	1,203	2,043	—	127,731
Selling, general and admin. expenses	83,246	7,830	17,571	978	(16,588)	93,037
Depreciation and amortization expense	6,951	3,461	206	140	—	10,758

	180,341	45,632	18,980	3,161	(16,588)	231,526

Income (loss) from operations	$18,116	$1,984	$8,822	$(99)	$—	$28,823

(1)	Represents the elimination of intercompany revenue for accounts receivable management services provided by ARM North America and ARM International to Portfolio Management.